Exhibit 10.13

HANSEN MEDICAL, INC.

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE, (the “First Amendment”) is made and entered into as of June 27, 2008 by and between BP MV RESEARCH PARK LLC, a Delaware limited liability company (“Landlord”), and HANSEN MEDICAL, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.	MTV Research, LLC, predecessor-in-interest to Landlord, and Tenant entered into that certain Office Lease (the “Lease”) dated July 18, 2007 (the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord approximately 63,131 rentable square feet of office space (the “Premises”), located at 800 East Middlefield Road located in Mountain View, California 94043 (the “Building”), which building is owned by Landlord.

B.	Tenant has entered into a Sublease dated August 10, 2004 (the “Sublease”) with PalmOne, Inc., a Delaware corporation (“Sublessor”), pursuant to which Tenant subleases 28,069 rentable square feet of space (the “380 Bernardo Building”) comprising that certain building located at 380 North Bernardo Avenue, Mountain View, California 94043 (the “Temporary Premises”).

C.	Tenant desires to rent the Temporary Premises for one month after the expiration of Sublessor’s lease, and Landlord is willing to rent the Temporary Premises to Tenant, subject to certain terms and conditions.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1. Defined Terms. All terms defined in the Lease when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2. Temporary Premises Term. The term of the Lease as to the Temporary Premises shall be for one month, commencing July 1, 2008 and ending July 31, 2008.

3. Acceptance by Tenant. Tenant has determined that the Temporary Premises are acceptable for Tenant’s use and Tenant acknowledges that neither Landlord nor any broker or agent has made any representations or warranties in connection with the physical condition of the Premises or their fitness for Tenant’s use upon which Tenant has relied directly or indirectly for any purpose, and Tenant accepts the Temporary Premises “as is.”

4. Rent. Upon execution of this First Amendment, Tenant shall pay to Landlord Base Rent for the Temporary Premises Term in the amount of Sixty Three Thousand One Hundred Fifty Five and 25/100 U.S. Dollars ($63,155.25) and Additional Rent for the Temporary Premises in the amount of Twelve Thousand Four Hundred Twenty Two and 33/100 U.S. Dollars ($12,422.33). Tenant is solely responsible for payment of its own telephone, telecommunications, internal and data communication charges.

5. Inapplicability of Certain Lease Terms. The following provisions of the Lease are not applicable to the lease of the Temporary Premises: Article 1, Term; Article 2, Possession; Article 3, Rent; Article 4, Rental Adjustment; Article 8, Brokers; Article 9, Holding Over, Surrender; Article 11, Condition of Premises; Article 12, Alterations; Article 13, Repairs; Article 21, Damage or Destruction; Article 22, Eminent Domain; Article 24, Assignment and Subletting; Article 31, Surrender of Premises (which shall be governed by Section 6.3 below); Article 34, Rights and Options Personal; Article 38, Parking; Article 50, Option to Renew; Article 51, Hazardous Materials (which shall continue to be governed by the provisions of the Sublease, except as otherwise set forth in this Amendment); and Article 56, Satellite Dish.

6. Miscellaneous.

6.1 Brokers. Tenant hereby warrants that it has had no dealings with any real estate broker, agent or finder in connection with the negotiation of this First Amendment, and agrees to indemnify and defend Landlord against and hold it harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent or finder. The terms of this Paragraph 6.1 shall survive the expiration or earlier termination of the Lease.

6.2 Holding Over. If Tenant holds over in the Temporary Premises or any part thereof after expiration of the Temporary Premises Term, such holding over shall, at Landlord’s option, constitute a month-to-month tenancy, at a rent equal to one hundred fifty percent (150%) of the Base Rent and one hundred percent (100%) of the Additional Rent in effect immediately prior to such holding over and shall otherwise be on all the other terms and conditions of this Lease. The provisions of this Section 6.2 shall not be construed as Landlord’s permission for Tenant to hold over. Acceptance of Rent by Landlord following expiration or termination of the Temporary Premises Term shall not constitute a renewal of the Lease or extension of the Temporary Premises Term. If Tenant fails to surrender the Temporary Premises upon expiration or earlier termination of the Lease as to such Temporary Premises, Tenant shall indemnify and hold Landlord harmless from and against all loss or liability resulting from or arising out of Tenant’s failure to surrender the Temporary Premises, including, but not limited to, any amounts required to be paid to any tenant or prospective tenant who was to have occupied the Temporary Premises after the expiration or earlier termination of the Lease as to such Temporary Premises and any related attorneys’ fees and brokerage commissions.

6.3 Surrender.

6.3.1 Upon the termination of the Lease as to the Temporary Premises, Tenant will surrender the Temporary Premises broom clean, together with all keys, in good condition and repair, reasonable wear and tear excepted.

6.3.2 All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant in the Temporary Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the Temporary Premises Term. If Tenant shall fail to remove all of its effects from the Temporary Premises upon termination the this Lease as to the Temporary Premises for any cause whatsoever, Landlord may, at its option, remove the same in any reasonable manner that Landlord shall choose, and store said effects without liability to Tenant for loss thereof. In such event, Tenant agrees to pay Landlord upon demand any and all reasonable expenses incurred in such removal, including court costs and attorneys’ fees and storage charges on such effects for any length of time that the same shall be in Landlord’s possession. Landlord may, at its option, but with prior written notice to Tenant, sell said effects, or any of the same, at private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale upon any amounts due under this Lease from Tenant to Landlord and upon the expense incident to the removal and sale of said effects.

6.3.3 Tenant, at its sole cost and expense, shall be responsible for removing any and all alterations or improvements installed in the Temporary Premises by Tenant under the Sublease and shall restore the Temporary Premises to its condition immediately prior to the alteration or improvement. Specifically, Tenant shall be responsible for the restoration and other surrender items as noted on the attached Exhibit A. Landlord acknowledges that the shed/overhang that connects the two buildings was present when Tenant took occupancy of the Temporary Premises pursuant to the Sublease, and that Tenant shall not be responsible for removing same.

6.4 Alterations. Tenant shall make no alterations, additions or improvements in or to the Temporary Premises.

6.5 Repairs. By entry, Tenant accepts the Temporary Premises as being in good and sanitary order, condition and repair. Tenant, at Tenant’s sole cost and expense, shall continue to keep, maintain and preserve the Temporary Premises in the same manner and to the same extent as set forth in the Sublease. Tenant acknowledges, agrees and affirms that Landlord has made no representations to Tenant respecting the condition of the Premises or the Building. Without limiting the foregoing, Tenant shall, at Tenant’s sole expense, be responsible for repairing any area damaged by Tenant, Tenant’s agents, employees, invitees and visitors. All repairs and replacements by Tenant shall be made and performed: (a) at Tenant’s cost and expense and at such time and in such manner as Landlord may reasonable designate, (b) by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, (c) so that same shall be at least equal in quality, value and utility to the original work or installation, (d) in a manner and using equipment and materials that will not interfere with or impair the operations, use or occupation of the Building or any of the mechanical, electrical, plumbing or other systems in the Building, and (e) in accordance with the Rules and Regulations attached to the Lease as EXHIBIT D and all Applicable Laws. In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in accordance with the obligations under the Lease, Landlord shall have the right, but not the obligation, to enter the Temporary Premises and perform such maintenance, repairs or refurbishing at Tenant’s sole cost and expense (including a sum for overhead to Landlord equal to ten percent (10%) of the cost of the maintenance, repairs or refurbishing).

Landlord shall repair and maintain the exterior and structural parts of the 380 Bernardo Building including without limitation the foundations, structural load-bearing columns and walls of the Building, the roof, roof structure, roof membranes and exterior walls; the utility pipes, wiring and conduits to their point of connection to the Temporary Premises; the sidewalks; and the structural or capital aspects of the parking area so that all of the foregoing are kept in good order and repair.

6.6 Casualty. If the Temporary Premises should be damaged or destroyed by fire or other casualty, Tenant shall give immediate notice to Landlord, and Landlord shall have the right, in its sole and absolute discretion, to terminate the Lease effective upon the occurrence of such damage, in which event the Rent on the Temporary Premises shall be abated from the date Tenant vacates the Temporary Premises. Tenant shall be responsible for and shall pay to Landlord any deductible or retention amount payable under the property insurance for the Temporary Premises.

6.7 Assignment and Subletting. Tenant shall not voluntarily assign or encumber its interest in the Lease as to the Temporary Premises, or sublease all or any part of the Temporary Premises, or allow any other person or entity to occupy or use all or any part of the Temporary Premises, without first obtaining Landlord’s prior written consent, which may be withheld in Landlord’s sold and absolute discretion. Any assignment, encumbrance or sublease of the Temporary Premises without Landlord’s prior written consent shall be voidable, at Landlord’s election, and shall constitute a default and at the option of the Landlord shall result in a termination of the Lease as to the Temporary Premises.

6.8 Parking. The use by Tenant, its employees and invitees, of the parking facilities of the 380 Bernardo Building shall be on the terms and conditions set forth in EXHIBIT E to the Lease. Tenant, its employees and invitees shall be entitled to use all of the parking located at the 380 Bernardo Building.

7. Building Renovations. Tenant hereby acknowledges that Landlord intends to commence renovating, improving, altering, or modifying the 380 Bernardo and 350 Bernardo buildings (such work is collectively, the “Renovations”). Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

8. Building Access. Tenant acknowledges that Landlord is actively marketing the Premises and agrees that Landlord and landlord’s authorized agents, which shall specifically include Landlord’s employees, leasing agents, any other broker or prospective tenant accompanying them, Landlord’s contractors, subcontractors, shall have access to the Premises during normal business hours upon a minimum of one hour’s notice to Tenant, which notice may be by telephone. Tenant may, at Tenant’s option, provide an escort to accompany any such person(s) while within the Premises.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

TENANT:

HANSEN MEDICAL, INC., a Delaware corporation

BY:

	Name:	Steve Van Dick

	Its:	CFO

BY:

	Name:	GARY RESTANI

	Its:	COO

LANDLORD:

BP MV RESEARCH PARK LLC, a Delaware limited liability company

BY:	BP OFFICE FUND REIT, INC., a
Maryland corporation, its sole member and manager

BY:
Bob Pester
Senior Vice President and Regional Manager

Exhibit A

Specific Restoration and Surrender Requirements

•	Remove all hazardous materials from premises, following all regulations and requirements for proper and safe disposal.

•	Remove all paints, toners and solvents, following all regulations and requirements for proper and safe disposal.

•	Remove all boxes, pallets, packing and packaging materials from premises.

•	Remove all portable storage containers and boxes from the property.

•	Properly close the hazmat business plan with the City’s CUPA. (Certified Uniform Program Agency)

•	Provide completed and proper Hazmat closure plan and final sign off from CUPA.

•	Remove 4” telecom PVC and cabling connecting 350 to 380 Bernardo and have Alliance Roofing repair the roofing penetrations at each location.

•	Repair the roof where it has been modified

•	Provide copies of the HVAC records maintenance and repair records for the past 12 months.

•	Remove all copper piping/system for the labs and other systems.

•	Patch all walls with holes that are equal to or larger then one half inch in diameter.

•	Remove all phone and data cabling, includes the cabling that connects 350 and 380 Bernardo.

•	Remove all furniture, equipment, partition walls and labs

•	Repair the ceiling tile grid that has been drilled into or otherwise damaged.

•	Replace all ceiling tiles that have been cut into for the installation of copper and cabling etc.

•	Remove all signs from doors, interior walls, and monument sign

•	Broom clean the space

•	Clear out the back loading dock area